IRONWOOD MULTI-STRATEGY FUND LLC
One Market Plaza, Steuart Tower
Suite 2500
San Francisco, California 94105

OFFER TO PURCHASE UNITS
DATED AUGUST 28, 2019

LETTERS OF TRANSMITTAL MUST BE RECEIVED BY BANK OF NEW YORK MELLON
BY SEPTEMBER 27, 2019

THE OFFER WILL EXPIRE AT
11:59 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 27, 2019

To the Members of Ironwood Multi-Strategy Fund LLC:

Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company (the “Feeder Fund”), is offering to purchase Units of the Feeder Fund for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase” or the “Offer”) and the related Letter of Transmittal as of December 31 2019 (the “Repurchase Date”) from the members of the Feeder Fund (the “Members”).

In determining the number of Units (as defined below) that can be repurchased, the structure of this Offer generally is intended to treat Members as if they were direct members of Ironwood Institutional Multi-Strategy Fund, LLC (the “Master Fund”) and subject to the Master Fund’s corresponding repurchase offer also dated August 28, 2019 (the “Master Fund Offer”).  The Master Fund Offer is for an amount up to approximately 20% of the Master Fund Units outstanding as of the Repurchase Date.   The 20% threshold is determined as of the Offer Acceptance Deadline (defined below) based on the last available unaudited net asset value per Master Fund Unit (that is, the value of the assets minus liabilities, divided by the number of Master Fund Units outstanding) calculated prior to such date.  As used in this Offer to Purchase, the term “Units” refers to units of limited liability company interest of the Feeder Fund, and “Master Fund Units” refers to units of limited liability company interest of the Master Fund.

As of July 31, 2019, the Feeder Fund held approximately 55.7% of the Master Fund Units, which means that if no other Master Fund members tender their Master Fund Units in the Master Fund Offer (and assuming hypothetically that the portion of the Master Fund Units held by the Feeder Fund remains constant through to December 31, 2019), the Feeder Fund would be able to repurchase under this Offer approximately 36.0% of its Units outstanding.  Conversely, if Master Fund members, including the Feeder Fund, tender their Master Fund Units to the maximum extent permitted under the Master Fund Offer, the Feeder Fund would be able to repurchase approximately 20% of its Units outstanding.  The actual percentage of Units available for repurchase under this Offer will vary but is expected generally to be within this range.

The Offer is being made pursuant to tenders by Members at a price equal to the net asset value of the tendered Units as of the Repurchase Date, less any Early Repurchase Fee (defined below) due to the Feeder Fund in connection with the repurchase.

Units tendered will be subject to the Early Repurchase Fee if they have been held by the selling Member for less than one year as of the Repurchase Date. The “Early Repurchase Fee” is equal to 5.00% of the value of the tendered Units repurchased by the Feeder Fund, which is payable to the Feeder Fund.

i

Members that desire to tender Units for repurchase must do so by 11:59 p.m., Eastern Daylight Time, on September 27, 2019 (the “Offer Acceptance Deadline”).

Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Feeder Fund or its designated agent after the Offer Acceptance Deadline will be void.  The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below.

There is no established trading market for the Units, and any transfer of Units is strictly limited by the terms of the Feeder Fund’s prospectus, dated August 31, 2018 (as it may be amended, modified or otherwise supplemented from time to time, the “Prospectus”) and the Feeder Fund’s Third Amended and Restated Limited Liability Company Agreement dated March 11, 2015 (as it may be amended from time to time, the “LLC Agreement”).

Members should note that the value of the Units tendered in the Offer is expected to change between July 31, 2019 (the last time prior to the date of this filing as of which the Feeder Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units tendered to the Feeder Fund for repurchase will be determined.  Members tendering their Units should also note that they will remain Members in the Feeder Fund, with respect to the Units tendered and accepted for repurchase by the Feeder Fund, through the Repurchase Date.  Members desiring to obtain the estimated net asset value of their Units may contact the Bank of New York Mellon at (888) 999-2678 or at the address listed on the first page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Daylight Time). The estimated net asset value provided will be based on preliminary information and is provided to Members for convenience only and not pursuant to any obligation of the Feeder Fund.  Estimated information may differ from and does not supersede any regularly computed monthly net asset value.

Members desiring to tender all or a portion of their Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to the Bank of New York Mellon in the manner set out below.

Important

None of the Feeder Fund, Ironwood Capital Management (“Ironwood”) or the Feeder Fund’s Board of Directors (the “Board”) makes any recommendation to any Member whether to tender or refrain from tendering Units.  Members must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Feeder Fund as to whether Members should tender Units pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Feeder Fund, Ironwood, or the Feeder Fund’s Board.

Because this Offer is limited as to the number of Units eligible to participate, not all Units tendered may be accepted for purchase by the Feeder Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

P.O. BOX ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds P.O. Box 9687 Providence, RI 02940-9973	OVERNIGHT ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds 4400 Computer Drive Westborough, MA 01581
Phone Number: (888) 999-2678 E-mail Address: Documents - Ironwoodtenders@bnymellon.com E-mail Address: Inquiries - Ironwoodis@bnymellon.com
Questions or requests for assistance may also be directed to a Member’s authorized financial consultant, financial advisor, or placement agent.

TABLE OF CONTENTS

1.	Summary Term Sheet	1
2.	Background and Purpose of the Offer	5
3.	Offer to Purchase and Price	5
4.	Amount of Tender	6
5.	Procedure For Tenders	6
6.	Purchases and Payment	7
7.	Certain Conditions of the Offer	8
8.	Certain Information About the Feeder Fund	8
9.	Certain U.S. Federal Income Tax Consequences	9
10.	Miscellaneous	11

1.	SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.  Section references are to this Offer to Purchase.

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Ironwood Multi-Strategy Fund LLC is a Delaware limited liability company that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company (the “Feeder Fund”).  The Feeder Fund invests substantially all of its assets in limited liability company units issued by Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”), which is also a Delaware limited liability company that is registered under the 1940 Act as a closed-end, non-diversified, management investment company.  The Feeder Fund is offering to repurchase a portion of its Units (the “Offer”) from the members of the Feeder Fund (the “Members”).  As described below, the Offer is limited by reference to the Master Fund’s corresponding repurchase offer also dated August 28, 2019 (the “Master Fund Offer”). The Offer is on the terms and conditions set out in this Offer and the related Letter of Transmittal as of December 31, 2019 (the “Repurchase Date”).  As used in this Offer, the term “Units” refers to units of limited liability company interest of the Feeder Fund, and “Master Fund Units” refers to units of limited liability company interest of the Master Fund.

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In determining the number of Units that can be repurchased, the structure of this Offer generally is intended to treat Members as if they were direct members of the Master Fund and subject to the Master Fund Offer.  The Master Fund Offer is for an amount up to approximately 20% of the Master Fund Units outstanding as of the Repurchase Date.  The 20% threshold is determined as of the Offer Acceptance Deadline (defined below) based on the last available unaudited net asset value per Master Fund Unit (that is, the value of the assets minus liabilities, divided by the number of Master Fund Units outstanding) calculated prior to such date.

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As of July 31, 2019, the Feeder Fund held approximately 55.7% of the Master Fund Units, which means that if no other Master Fund members tender their Master Fund Units in the Master Fund Offer (and assuming hypothetically that the portion of the Master Fund Units held by the Feeder Fund remains constant through December 31, 2019), the Feeder Fund would be able to repurchase under this Offer approximately 36.0% of its Units outstanding.  Conversely, if Master Fund members, including the Feeder Fund, tender their Master Fund Units to the maximum extent permitted under the Master Fund Offer, the Feeder Fund would be able to repurchase approximately 20% of its Units outstanding.  The actual percentage of Units available for repurchase under this Offer will vary but is expected generally to be within this range.

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The price to be paid for Units repurchased will be the net asset value per Unit calculated as of the Repurchase Date, less any Early Repurchase Fee (as defined below) due to the Feeder Fund in connection with the repurchase.  Members that desire to tender Units for repurchase must do so by 11:59 p.m., Eastern Daylight Time, on September 27, 2019 (the “Offer Acceptance Deadline”).  Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Feeder Fund or its designated agent after the Offer Acceptance Deadline will be void. All determinations as to the receipt of notices from Members relating to the tender of Units including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Feeder Fund or its designated agent, and any such determination will be final. The Feeder Fund also reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer.

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A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000.  The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

•
The Feeder Fund may suspend or postpone this Offer in limited circumstances and only by a vote of a majority of the Board of Directors of the Feeder Fund (the “Board”), including a majority of the independent directors of the Board (each, an “Independent Director”).  These circumstances may include the following: (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Master Fund to liquidate securities it owns or to determine the value of the Master Fund’s or Feeder Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Feeder Fund, the Master Fund, the Members or the members of the Master Fund to suspend or postpone the Offer.

•
A Member who tenders for repurchase the Member’s Units as of the Repurchase Date will be subject to a fee of 5.00% of the value of the Units repurchased by the Feeder Fund, payable to the Feeder Fund (an “Early Repurchase Fee”) if the Units have been held by the Member for less than one year as of the Repurchase Date.

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Members who tender for repurchase less than 95% of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of the Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee. Promptly after the Repurchase Date, each tendering Member will be given a letter confirming acceptance of the tender with its promissory note held at the Feeder Fund until the Member requests to have it sent to them.  The Member can request to be sent its non-interest bearing non-transferable note, which is issued by the Feeder Fund and entitles the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee.  The note will entitle the Member to be paid upon the later of (i) 30 calendar days after the Repurchase Date and (ii) if the Master Fund has requested withdrawals of capital or redemptions of interests from any Underlying Funds (as defined below in Section 8) in order to fund the repurchase, 10 business days after the Master Fund has received at least 90% of the aggregate amount withdrawn or redeemed from such Underlying Funds (the “Payment Date”).

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Members who tender for repurchase 95% or more of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of their Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund in an amount equal to 95% of the estimated unaudited net asset value of a Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the allocable portion of any Early Repurchase Fee (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Feeder Fund entitling the Member to up to the remaining 5% of the estimated unaudited net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of the date to the Member’s Units), less the allocable portion of any Early Repurchase Fee (as adjusted, if at all) in accordance with the next paragraph, the “Subsequent Payment”).

•
Following the later of: (i) 120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any applicable Early Repurchase Fee.  That Subsequent Payment (adjusted as needed) will then be paid to the Member.

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Payments for repurchased Units may be further delayed under circumstances where the Master Fund has determined to redeem its interests in Underlying Funds to make such payments, but has experienced unusual delays in receiving payments from the Underlying Funds.

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Cash payments on a note may be sent via wire transfer to an account at a Member’s authorized financial consultant, financial advisor, or placement agent within the time periods referenced above.  The financial consultant, financial advisor, or placement agent may require additional time to further credit the payment to a Member’s account.

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The Board in its discretion, but giving due regard to the interests of the remaining Members, may determine to make payment in satisfaction of a repurchase at earlier dates than those otherwise listed here.

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The Board in its discretion may pay repurchase proceeds, in whole or in part, in underlying securities to be obtained from the Master Fund’s investment portfolio of equivalent value to the repurchase proceeds owed.   The Feeder Fund does not expect that it will distribute underlying securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Feeder Fund or on Members not requesting that their Units be repurchased; or (ii) the Master Fund has received distributions from Underlying Funds in the form of underlying securities that are able to be transferred to the Members.  In the event that the Feeder Fund makes a distribution of underlying securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

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The amount that a tendering Member may expect to receive in repurchase proceeds will be the net asset value of the Member’s Units repurchased by the Feeder Fund determined on the Repurchase Date, less the applicable Early Repurchase Fee.  The payment amount is calculated by reference to the net asset value of the Feeder Fund’s assets (based in part on oral or written estimates of the value of the Master Fund’s investments received from Underlying Funds) as of the Repurchase Date, after giving effect to all allocations to be made as of that date to the Member’s Units.  An estimated net asset value may not reflect final net asset values as of the Repurchase Date calculated by the Underlying Funds.

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Members tendering Units for repurchase will have to decide whether to tender Units without the benefit of having current information regarding the value of the Units.  In addition, there may be a substantial period of time between the Repurchase Date and the date when one can expect to receive payment of the repurchase proceeds from the Feeder Fund.  Members whose Units are repurchased will bear the risk that the Feeder Fund’s net asset value may fluctuate significantly between the date of the Offer Acceptance Deadline and the Repurchase Date.

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The Offer is being made to all Members of the Feeder Fund and is not conditioned on any minimum number of Units being tendered.  Payment for repurchased Units may require the Master Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Master Fund’s portfolio turnover. The Master Fund may maintain cash or borrow money to pay repurchase proceeds, which would (indirectly) increase the Feeder Fund’s operating expenses and could adversely impact the ability of the Master Fund to achieve its investment objective.

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If, in the Master Fund Offer, Master Fund members tender for repurchase more than 20% of the unaudited net asset value of Master Fund Units outstanding on the Offer Acceptance Date, the Master Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Master Fund Units permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);  (ii) increase the outstanding Master Fund Units that the Master Fund is offering to purchase by up to two percent (2%); (iii) extend the Master Fund Offer, if necessary, and increase the amount of Master Fund Units that the Master Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Master Fund Units tendered as well as any Master Fund Units tendered during the extended Master Fund Offer; or (iv) accept a portion of the Master Fund Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Master Fund Units.  In any such event, the Feeder Fund would expect to make corresponding adjustments to its Offer.  The unaccepted portion of any tender of Units (whether Master Fund Units or Feeder Fund Units) made by a Master Fund member pursuant to the Master Fund Offer or by a Member pursuant to this Offer will not be automatically carried forward or given priority in connection with any future tender offer.  Any Member that wishes to have the Feeder Fund repurchase Units that were not accepted for repurchase in connection with this Offer may again tender those Units in connection with, and subject to the terms and conditions of, any future tender offer made by the Feeder Fund.

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Tendered Units may be withdrawn by the selling Member at any time before the Offer Acceptance Deadline.  After the Offer Acceptance Deadline, Members may withdraw tendered Units as permitted by the Feeder Fund in its discretion at any time prior to the Repurchase Date or as otherwise permitted by law.

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If a Member would like the Feeder Fund to purchase all of the Member’s Units or any portion of the Member’s Units, it should complete, sign and either (i) deliver a Letter of Transmittal to Ironwood Multi-Strategy Fund LLC at the following address:

P.O. BOX ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds P.O. Box 9687 Providence, RI 02940-9973	OVERNIGHT ADDRESS: Ironwood Multi-Strategy Fund LLC c/o BNY Mellon TA Alternative Investment Funds 4400 Computer Drive Westborough, MA 01581

or (ii) e-mail the Letter of Transmittal to Ironwoodtenders@bnymellon.com, so that it is received before 11:59 p.m., Eastern Daylight Time, on September 27, 2019.  THE FEEDER FUND RECOMMENDS THAT TENDERING MEMBERS CALL THE BANK OF NEW YORK MELLON AT (888) 999-2678 TO CONFIRM RECEIPT OF THE COMPLETED AND EXECUTED LETTER OF TRANSMITTAL.  The value of the Units is expected to change between July 31, 2019 (the last time prior to the date of this filing as of which the Feeder Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units being purchased will be determined.  Members desiring to obtain the estimated net asset value of their Units may contact the Bank of New York Mellon at (888) 999-2678 or at the address listed on the first page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Daylight Time).  The estimated net asset value provided will be based on preliminary information and is provided to Members for convenience only and not pursuant to any obligation of the Feeder Fund.  Estimated information may differ from and does not supersede any regularly computed monthly net asset value.

Certain Members may be required to deliver their Letter of Transmittal to their authorized financial consultant, financial advisor, or placement agent (instead of directly to BNY Mellon).  All Members tendering Units should carefully review their Letter of Transmittal and follow the delivery instructions therein.

Please note that the Feeder Fund may suspend or postpone the Offer in limited circumstances by a vote of a majority of the Board, including a majority of the Independent Directors.  Although the Offer is scheduled to expire on September 27, 2019, a Member that tenders all of its Units will remain a Member of the Feeder Fund through the Repurchase Date, when the net asset value of the Member’s Units is calculated. The tender of Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Feeder Fund unless and until such Units are actually purchased.

2.	BACKGROUND AND PURPOSE OF THE OFFER

The purpose of the Offer is to provide liquidity to Members that hold Units, as contemplated by and in accordance with the procedures set out in the Prospectus and the LLC Agreement.  The Prospectus and the LLC Agreement provide that the Board has the sole and absolute discretion to determine whether it will cause the Feeder Fund to offer to repurchase Member’s Units pursuant to a tender offer to repurchase.

Because there is no established trading market for the Units and any transfer of Units is strictly limited by the terms of the Prospectus and the LLC Agreement, the Board has determined to cause the Feeder Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the LLC Agreement and the recommendations of Ironwood.

Payment for repurchased Units may require the Master Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Master Fund’s portfolio turnover.   Also, the Master Fund may maintain cash or borrow money to pay repurchase proceeds, which would (indirectly) increase the Feeder Fund’s operating expenses and could adversely impact the ability of the Master Fund to achieve its investment objective.

The repurchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Feeder Fund of Members that do not tender Units.  Members that retain their Units may be subject to increased risks that may possibly result from the reduction in the Master Fund’s aggregate exposure to the Underlying Funds resulting from payment for the Units tendered.  These risks include the potential for greater volatility due to decreased diversification of the Master Fund’s investments in the Underlying Funds.  The Feeder Fund believes, however, that this result is unlikely given the nature of the Master Fund’s investment program.

Although the Offer is scheduled to expire on September 27, 2019, a Member that tenders all of its Units will remain a Member of the Feeder Fund through the Repurchase Date, when the net asset value of the Member’s Units is calculated.

3.	OFFER TO PURCHASE AND PRICE

The Feeder Fund will, on the terms and subject to the conditions of this Offer, purchase an amount of Units as of the Repurchase Date from Members as if they were members of the Master Fund and subject to the Master Fund Offer.  The Feeder Fund will repurchase Units that are tendered by Members by 11:59 p.m., Eastern Daylight Time, on September 27, 2019 at the net asset value per Unit calculated as of the Repurchase Date (as defined in Section 1 above).  The value of the Units will change between the Offer Acceptance Deadline (the date that the 20% threshold is determined) and the Repurchase Date (the date as of which the value of the Units will be determined for purposes of calculating the repurchase price), which could result in more or less than 20% of the outstanding Units being purchased on the Repurchase Date.  Proceeds of the Units tendered for repurchase pursuant to this Offer will be payable as set out in Section 6.

Units that are tendered to the Feeder Fund in connection with the Offer will be retired, although the Feeder Fund may issue additional Units from time to time in accordance with the Prospectus.

4.	AMOUNT OF TENDER

A Member may tender all of its Units or a portion of its Units; however, a Member who tenders some, but not all, of its Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

If, in the Master Fund Offer, Master Fund members tender for repurchase more than 20% of the unaudited net asset value of  Master Fund Units outstanding on the Offer Acceptance Date, the Master Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Master Fund Units permitted to be accepted pursuant to Rule 13e 4(f)(3) under the Exchange Act;  (ii) increase the outstanding Master Fund Units that the Master Fund is offering to purchase by up to two percent (2%); (iii) extend the Master Fund Offer, if necessary, and increase the amount of Master Fund Units that the Master Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Master Fund Units tendered as well as any Master Fund Units tendered during the extended Offer; or (iv) accept a portion of the Master Fund Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Master Fund Units.  In any such event, the Feeder Fund would expect to make corresponding adjustments to its Offer.

The unaccepted portion of any tender of Units (whether Master Fund Units or Feeder Fund Units) made by a Master Fund member pursuant to the Master Fund Offer or by a Member pursuant to this Offer will not be automatically carried forward or given priority in connection with any future tender offer.  Any Member that wishes to have the Feeder Fund repurchase Units that were not accepted for repurchase in connection with this Offer may again tender those Units in connection with, and subject to the terms and conditions of, any future tender offer made by the Feeder Fund.

The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

5.	PROCEDURE FOR TENDERS

Members wishing to tender Units pursuant to the Offer should respond to the Feeder Fund with an Offer Acceptance by delivering a completed and executed Letter of Transmittal to the Bank of New York Mellon.  The completed and executed Letter of Transmittal must be received by Bank of New York Mellon no later than 11:59 p.m., Eastern Daylight Time, on September 27, 2019.  The Feeder Fund recommends that all documents be submitted by certified mail, return receipt requested, or e-mail.  The Feeder Fund recommends that tendering Members call the Bank of New York Mellon at (888) 999-2678 to confirm receipt of the completed and executed Letter of Transmittal.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Feeder Fund, in its sole discretion, and such determination will be final and binding. The Feeder Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Feeder Fund, be unlawful. The Feeder Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member and the Feeder Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Feeder Fund will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Feeder Fund, Ironwood, or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

If a Letter of Transmittal instructs a Member to deliver the Letter of Transmittal to an authorized financial consultant, financial advisor, or placement agent (instead of directly to Bank of New York Mellon), the Member should allow sufficient time for the authorized financial consultant, financial advisor, or placement agent to deliver it to Bank of New York Mellon by the Offer Acceptance Deadline.

6.	PURCHASES AND PAYMENT

For purposes of the Offer, the Feeder Fund will be deemed to have accepted (and thereby repurchased) Units that are tendered if and when it gives written notice to the tendering Members of its election to purchase such Units.  Notwithstanding the foregoing, a tendering Member who sent a Letter of Transmittal via e-mail should contact the Bank of New York Mellon if the Member has not received confirmation of receipt following transmittal.

The value of the Units tendered to the Feeder Fund for repurchase will be the net asset value as of the close of business on the Repurchase Date, less the applicable Early Repurchase Fee due to the Feeder Fund in connection with any repurchase.

Members who tender for repurchase less than 95% of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of such Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee. Promptly after the Repurchase Date, each tendering Member will be given a letter confirming acceptance of the tender with its promissory note held at the Feeder Fund until the Member requests to have it sent to them. The Member can request to be sent its non-interest bearing, non-transferable note, which is issued by the Feeder Fund and entitles the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee.  The note will entitle the Member to be paid on the Payment Date (a day within 30 calendar days after the Repurchase Date).

 Members who tender for repurchase 95% or more of their Units and which Units are repurchased by the Feeder Fund will receive the specified dollar amount equal to the net asset value of their Units repurchased by the Feeder Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Feeder Fund in an amount equal to the Initial Payment, which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Feeder Fund entitling the Member to up to the Subsequent Payment (as adjusted (if at all) in accordance with the next paragraph).

Following the later of: (i) 120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any applicable Early Repurchase Fee.  That Subsequent Payment (adjusted as needed) will then be paid to the Member. The Board in its discretion, but giving due regard to the interests of the remaining Members, may determine to make payment in satisfaction of a repurchase at earlier dates than those otherwise listed here.

Cash payments on a note may be sent via wire transfer to an account at a Member’s authorized financial consultant, financial advisor, or placement agent within the time periods referenced above.  The financial consultant, financial advisor, or placement agent may require additional time to further credit the payment to a Member’s account.

The Board in its discretion may pay repurchase proceeds, in whole or in part, in underlying securities to be obtained from the Master Fund’s investment portfolio of equivalent value to the repurchase proceeds owed.  The Feeder Fund does not expect that it will distribute underlying securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Feeder Fund or on Members not requesting that their Units be repurchased; or (ii) the Master Fund has received distributions from Underlying Funds in the form of underlying securities that are able to be transferred to the Members.  In the event that the Feeder Fund makes a distribution of underlying securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

7.	CERTAIN CONDITIONS OF THE OFFER

A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. The Feeder Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

In addition, the Feeder Fund may suspend or postpone the Feeder Fund Offer in limited circumstances and only by a vote of a majority of the Board, including a majority of the Independent Directors.  These circumstances may include the following: (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Master Fund to liquidate securities it owns or to determine the value of the Master Fund’s or Feeder Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Feeder Fund, the Master Fund, the Members or the members of the Master Fund to suspend or postpone the Offer.

8.	CERTAIN INFORMATION ABOUT THE FEEDER FUND

The name of the Feeder Fund is “Ironwood Multi-Strategy Fund LLC”.  The Feeder Fund’s principal executive office is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.  The Feeder Fund’s investment objective is capital appreciation with limited variability of returns. The Feeder Fund attempts to achieve this objective by investing substantially all of its assets, net of reserves maintained for reasonably anticipated expenses, in the Master Fund, which is a Delaware limited liability company registered under the 1940 Act as a closed-end, non-diversified management investment company.

The Master Fund attempts to achieve its investment objective by allocating capital among a number of pooled entities (each, an “Underlying Fund” and collectively, the “Underlying Funds”), each managed by an independent investment adviser pursuant to relative value investment strategies or other techniques and subject to various risks.

Ironwood, an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, serves as investment adviser to the Feeder Fund and the Master Fund.  The principal executive office of Ironwood is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.

The directors of the Feeder Fund’s Board (each, a “Director”) are Richard Meadows, M. Kelley Price, David Sung and Jonathan Gans.  The officers of the Feeder Fund (each, an “Officer”) are Jonathan Gans (Chief Executive Officer and President), Martha Boero (Treasurer), Alison Sanger (Chief Compliance Officer) and Laurie Chatoff (Secretary). Their address is c/o Ironwood Multi-Strategy Fund LLC, One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105.

None of the Feeder Fund, the Master Fund, Ironwood or the Board or any person controlling the Feeder Fund, the Master Fund or Ironwood has any plans or proposals that relate to or would result in:

(1)	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Feeder Fund;

(2)
any purchase, sale or transfer of a material amount of assets of the Feeder Fund (other than as the Board determines may be necessary or appropriate to fund any portion of the repurchase price for Units acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Master Fund);

(3)	any material change in the present distribution policy or indebtedness or capitalization of the Feeder Fund;

(4)
any change in the present Board or in the management of the Feeder Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer;

(5)
any other material change in the Feeder Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act;

(6)
the acquisition by any person of additional Units (other than the Feeder Fund’s intention to accept subscriptions for Units from time to time in the discretion of the Board), or the disposition of Units (other than through periodic tender offer to repurchase as described in Section 2 above, including the Offer); or

(7)	any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Feeder Fund.

9.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to the repurchase of Units by the Feeder Fund for cash pursuant to the Offer. This summary does not purport to be a complete description of the income tax considerations applicable to such purchase.  This summary assumes that Members hold Units as capital assets (generally, property held for investment). The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. No assurance can be given that the Internal Revenue Service, or “IRS,” would not assert, or that a court would not sustain, a position contrary to those described herein. The Feeder Fund has neither sought nor will seek any ruling from the IRS regarding this Offer. This summary does not discuss any aspects of foreign, state or local tax.  Each Member should consult its own tax advisor regarding the tax consequences to such Member of participating (or not participating) in the Offer.

The sale of Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange” or, under certain circumstances, as a “dividend.”  In general, under Section 302 of the Code, a redemption of Units pursuant to the Offer should be treated as a sale or exchange of Units by a Member if the redemption: (i) is “substantially disproportionate” with respect to the Member; (ii) results in a “complete redemption” of the Member’s interest; or (iii) is “not essentially equivalent to a dividend” with respect to the Member.  In determining whether any of these tests has been met, a Member’s Units are generally deemed to include Units considered to be owned by the Member by reason of certain constructive ownership rules set forth in Section 318 of the Code.  A “substantially disproportionate” redemption generally requires a reduction of more than 20% in the Member’s proportionate interest in the Feeder Fund after all repurchases of Units from all Members pursuant to the Offer are taken into account.  A “complete redemption” of a Member’s interest generally requires that all Units of the Feeder Fund owned by the Member be disposed of.  A redemption “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Member’s proportionate interest in the Feeder Fund, which should be the case if the Member has a minimal interest in the Feeder Fund, exercises no control over Feeder Fund affairs and experiences a reduction in its proportionate interest in the Feeder Fund.

If the sale of the Member’s Units meets any of the tests for “sale or exchange” treatment, the Member will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Units sold.  Such gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Units sold will be long-term capital gain or loss if the holding period for Units is more than one year.  The maximum long-term capital gains rate currently applicable to such a sale of Units by an individual is 20% plus a 3.8% Medicare contribution tax for individuals whose adjusted gross income exceeds certain thresholds. Any loss upon the sale or exchange of Units held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Member.  The deductibility of capital losses is subject to statutory limitations. Additionally, any loss realized on a disposition of Units may be disallowed under “wash sale” rules to the extent the repurchased Units are replaced with other Units within a period of 61 days beginning 30 days before and ending 30 days after the Units are repurchased by the Feeder Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Units acquired.

Upon disposition of Units, the Feeder Fund will report the gross proceeds and, for Units acquired on or after January 1, 2012, cost basis to the Member and the IRS.  For each disposition, the cost basis will be calculated using the Feeder Fund’s default method of first-in, first-out, unless the Member has instructed the Feeder Fund in writing to use a different calculation method permitted by the IRS, including average cost or specific Unit lot identification.  The cost basis method elected by the Member (or the cost basis method applied by default) for each disposition of Units may not be changed after the settlement date of each such disposition of Units.  If the Member holds its Units through a financial advisor, financial consultant, or placement agent, please contact that financial advisor, financial consultant, or placement agent with respect to reporting of cost basis and available elections for the Member’s account. The Member should consult with a tax advisor to determine the best IRS-accepted cost basis method for the Member’s tax situation and to obtain more information about how the cost basis reporting law applies to the Member.

If none of the Section 302 tests described above is met, a Member that participates in the Offer may be treated as having received a distribution on its Units that is, in whole or in part, a dividend, return of capital or capital gain, depending on: (i) whether there are sufficient undistributed current and accumulated earnings and profits to support a dividend; and (ii) the Member’s tax basis in the Units.  The tax basis remaining in the Units tendered to the Feeder Fund after any return of capital will be transferred to any remaining Units held by the Member in the Feeder Fund.

The gross proceeds paid to a Member or other payee pursuant to the Offer will be subject to backup withholding tax unless either:

(1)
the Member has provided the Member’s taxpayer identification number or social security number on IRS Form W-9 or its equivalent and certifies under penalty of perjury: (i) that the number is correct, and (ii) either that (A) the Member is exempt from backup withholding, (B) the Member is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends or (C) the IRS has notified the Member that the Member is no longer subject to backup withholding; or

(2)	an exception applies under applicable law and Treasury regulations.

Non-U.S. Members may be required to provide the applicable withholding agent with a completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), in order to avoid backup withholding on the gross proceeds received pursuant to the Offer.  Any amounts withheld as backup withholding tax may be credited or refunded against a Member’s U.S. federal income tax liability, if any, provided that the required information is properly furnished to the IRS.

Unless a reduced rate of withholding or a withholding exemption is available under the Code or an applicable income tax treaty, a Member that is a nonresident alien or a foreign entity may be subject to a 30% U.S. withholding tax on the gross proceeds received by such Member, if the proceeds are treated as a “dividend” under the rules described above. A non-U.S. Member will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the non-U.S. Member (i) is engaged in a U.S. trade or business, (ii) in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (iii) is, or holds its interest in the Feeder Fund through, a foreign entity that fails to satisfy certain certification and reporting requirements regarding its owners and accountholders. Non-U.S. Members should consult their tax advisors regarding application of these withholding rules.

10.	MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Feeder Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Feeder Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Feeder Fund believes such exclusion is permissible under applicable laws and regulations, provided the Feeder Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Feeder Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of such statement may be obtained by contacting Bank of New York Mellon at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.